Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2008 RESULTS
— Strong Local Currency Sales Growth —
— Solid Earnings Growth —
COLUMBUS, Ohio, USA — November 6, 2008 — Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2008. Provided below are the highlights:
•	Sales growth in local currency was 10%. Reported sales growth was 15%, which included a 5% currency benefit.
•	Net earnings per diluted share as reported (EPS) were $1.52, compared with $1.16 in the third quarter of 2007. Adjusted EPS was $1.44, an increase of 25% over the prior year amount of $1.15. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is provided on the last page of the attached schedules.
•	Projected EPS is estimated at $5.83 to $5.85 for 2008 and $6.12 to $6.32 for 2009. Projected Adjusted EPS is estimated at $5.74 to $5.76 for 2008 and $6.20 to $6.40 for 2009.
Third Quarter Results
Olivier Filliol, President and Chief Executive Officer, stated, “We are very pleased with our strong operating results in the third quarter. Local currency sales growth was broad-based across most geographies and product lines. We continue to benefit from our considerable presence in emerging markets, our innovative sales and marketing programs and our new product launches. Operating profit and EPS growth were also strong in the quarter.”
EPS was $1.52, compared with the prior year amount of $1.16. Adjusted EPS was $1.44, an increase of 25% over the prior year amount of $1.15.
Sales were $509.1 million, compared with $442.6 million in the prior year, an increase of 10% in local currency sales. Reported sales growth was 15%, which included a 5% currency benefit. By region, local currency sales growth was 9% in Europe, 4% in the Americas and 21% in Asia / Rest of World. Adjusted operating income amounted to $76.5 million, a 15% increase over the prior year amount of $66.8 million.
Cash flow from operations was $76.1 million, compared with $76.2 million in 2007. The Company repurchased 681,600 shares of its stock for $69.5 million during the quarter.

Nine-Month Results
EPS was $3.96, compared with the prior year amount of $3.01. Adjusted EPS was $3.85, an increase of 27% over the prior year amount of $3.03.
Sales were $1.464 billion, compared with $1.261 billion in the prior year, an increase of 9% in local currency sales. Reported sales growth was 16%, which included a 7% currency benefit. By region, local currency sales growth was 8% in Europe, 3% in the Americas and 21% in Asia / Rest of World. Adjusted operating income amounted to $210.0 million, a 17% increase over the prior year amount of $179.3 million.
Cash flow from operations was $160.9 million, compared with $169.1 million in 2007. The Company repurchased 2.2 million shares of its stock for $223.4 million during the period.
Outlook 2008 / 2009
The Company stated that greater uncertainty in the global economy today makes forecasting particularly challenging. The guidance for fourth quarter 2008 and full year 2009, as detailed below, is based on management’s current assessment of the outlook for their end markets and the global economy.
EPS in the fourth quarter of 2008 is expected to be in the range of $1.88 to $1.90, which results in an estimate of EPS for the full year 2008 in the range of $5.83 to $5.85.
Adjusted EPS for the fourth quarter 2008 is expected to be in the range of $1.90 to $1.92. For the full year 2008, Adjusted EPS is expected to be in the range of $5.74 to $5.76. This compares with previous full year guidance of $5.53 to $5.63 and represents a 21% to 22% increase over 2007 Adjusted EPS of $4.74. Adjusted EPS excludes the after-tax amortization of purchased intangibles and discrete tax items.
For 2009, the Company expects local currency sales growth to be in the range of 2% to 4%. This would result in 2009 EPS of $6.12 to $6.32. Adjusted 2009 EPS is estimated to be in the range of $6.20 to $6.40. Using the mid-points of 2009 and 2008 Adjusted EPS, this represents an increase of approximately 10%. Purchased intangibles amortization in 2009 is estimated at $0.08 and is excluded from Adjusted EPS.
Conclusion
Filliol concluded, “Mettler-Toledo is a high-quality franchise built on market-leading positions, a strong global presence, a track record of innovation and a culture of execution. We benefit from our diversification in terms of products, geographies, industry segments and customers. As we look to 2009, we are concerned about the impact of a potential economic slowdown in our markets. In anticipation of a possible slowdown, we are taking extra efforts to ensure sales resources are allocated to the markets with highest-growth potential and undertaking measures to contain expense growth. We will continue to closely monitor conditions and adapt our plans accordingly. Despite these uncertainties, we remain confident in our ability to execute and, based on our current assessment of the outlook for our end markets, believe we can again generate solid earnings growth in 2009.”

Other Matters
The Company has provided a reconciliation of earnings before taxes, the most comparable U.S. GAAP measure, to adjusted operating income in the attached schedules.
The Company will host a conference call to discuss its third quarter results today (Thursday, November 6) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com.
METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world’s largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found at “www.mt.com.”
Statements in this discussion which are not historical facts may be considered “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see “Factors affecting our future operating results” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the fiscal year December 31, 2007. The Company assumes no obligation to update this press release.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	September 30, 2008		% of sales	September 30, 2007	% of sales

Net sales	$509,097	(a)	100.0	$442,600	100.0
Cost of sales	260,417		51.2	223,591	50.5

Gross profit	248,680		48.8	219,009	49.5

Research and development	26,553		5.2	22,699	5.1
Selling, general and administrative	145,612		28.6	129,520	29.3
Amortization	2,728		0.5	2,825	0.6
Interest expense	6,846		1.3	5,515	1.3
Other charges, net	445		0.1	58	0.0

Earnings before taxes	66,496		13.1	58,392	13.2

Provision for taxes	13,772		2.7	14,620	3.3

Net earnings	$52,724		10.4	$43,772	9.9

Basic earnings per common share:
Net earnings	$1.56			$1.19
Weighted average number of common shares	33,856,574			36,650,215

Diluted earnings per common share:
Net earnings	$1.52			$1.16
Weighted average number of common and common equivalent shares	34,727,806			37,597,020
Note:
(a)	Local currency sales increased 10% as compared to the same period in 2007.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	September 30, 2008		% of sales	September 30, 2007	% of sales

Earnings before taxes	$66,496			$58,392
Amortization	2,728			2,825
Interest expense	6,846			5,515
Other charges, net	445			58

Adjusted operating income	$76,515	(a)	15.0	$66,790	15.1

Note:
(a)	Adjusted operating income increased 15% as compared to the same period in 2007.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Nine months ended			Nine months ended
	September 30, 2008		% of sales	September 30, 2007	% of sales

Net sales	$1,463,657	(a)	100.0	$1,260,907	100.0
Cost of sales	734,814		50.2	635,328	50.4

Gross profit	728,843		49.8	625,579	49.6

Research and development	77,511		5.3	66,489	5.3
Selling, general and administrative	441,311		30.1	379,810	30.1
Amortization	7,800		0.5	8,708	0.7
Interest expense	18,723		1.3	14,977	1.2
Other charges (income), net	2,620		0.2	(688)	(0.1)

Earnings before taxes	180,878		12.4	156,283	12.4

Provision for taxes	41,024		2.8	41,050	3.3

Net earnings	$139,854		9.6	$115,233	9.1

Basic earnings per common share:
Net earnings	$4.06			$3.08
Weighted average number of common shares	34,482,431			37,390,019

Diluted earnings per common share:
Net earnings	$3.96			$3.01
Weighted average number of common and common equivalent shares	35,347,440			38,312,676
Note:
(a)	Local currency sales increased 9% as compared to the same period in 2007.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Nine months ended			Nine months ended
	September 30, 2008		% of sales	September 30, 2007	% of sales

Earnings before taxes	$180,878			$156,283
Amortization	7,800			8,708
Interest expense	18,723			14,977
Other charges (income), net	2,620			(688)

Adjusted operating income	$210,021	(a)	14.3	$179,280	14.2

Note:
(a)	Adjusted operating income increased 17% as compared to the same period in 2007.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	September 30, 2008	December 31, 2007

Cash and cash equivalents	$111,039	$81,222
Accounts receivable, net	340,481	354,596
Inventory	194,271	173,725
Other current assets and prepaid expenses	86,363	73,666

Total current assets	732,154	683,209

Property, plant and equipment, net	267,636	265,665
Goodwill and other intangibles	534,868	540,787
Other non-current assets	209,108	188,553

Total assets	$1,743,766	$1,678,214

Short-term debt	$24,048	$11,570
Accounts payable	107,059	127,109
Accrued and other current liabilities	341,207	309,094

Total current liabilities	472,314	447,773

Long-term debt	495,632	385,072
Other non-current liabilities	265,223	264,083

Total liabilities	1,233,169	1,096,928

Shareholders’ equity	510,597	581,286

Total liabilities and shareholders’ equity	$1,743,766	$1,678,214

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Cash flow from operating activities:
Net earnings	$52,724	$43,772	$139,854	$115,233
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,200	6,584	22,194	19,501
Amortization	2,728	2,825	7,800	8,708
Deferred taxation	(1,702)	(2,353)	(7,957)	(6,654)
Excess tax benefits from share-based payment arrangements	(320)	(580)	(999)	(5,223)
Other	2,114	1,286	4,107	5,530
Increase in cash resulting from changes in operating assets and liabilities (a)	13,335	24,669	(4,131)	31,991

Net cash provided by operating activities (a)	76,079	76,203	160,868	169,086

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	536	2,252	13,184	3,398
Purchase of property, plant and equipment	(17,250)	(8,529)	(37,460)	(24,826)
Acquisitions	(303)	(106)	(607)	(106)

Net cash used in investing activities	(17,017)	(6,383)	(24,883)	(21,534)

Cash flows from financing activities:
Proceeds from borrowings	66,575	85,707	235,710	104,312
Repayments of borrowings	(27,151)	(74,833)	(121,123)	(95,014)
Proceeds from stock option exercises	864	1,076	3,319	11,530
Excess tax benefits from share-based payment arrangements	320	580	999	5,223
Repurchases of common stock	(69,071)	(108,603)	(225,296)	(254,506)
Refinancing fees	(3,085)	—	(3,085)	—

Net cash used in financing activities	(31,548)	(96,073)	(109,476)	(228,455)

Effect of exchange rate changes on cash and cash equivalents	(1,999)	1,931	3,308	5,019

Net increase (decrease) in cash and cash equivalents	25,515	(24,322)	29,817	(75,884)

Cash and cash equivalents:
Beginning of period	85,524	99,707	81,222	151,269

End of period	$111,039	$75,385	$111,039	$75,385

Note:
(a)	The decrease for the nine months ended September 30, 2008 resulted principally from approximately $11.5 million of higher payments relating to 2007 performance-related compensation incentives (bonus payments), reduced accounts payable balances of $24.4 million and the timing of tax disbursements of $5.9 million, offset in part by higher net earnings of $24.6 million compared to the corresponding period in 2007.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$76,079	$76,203	$160,868	$169,086
Excess tax benefits from share-based payment arrangements	320	580	999	5,223
Proceeds from sale of property, plant and equipment	536	2,252	13,184	3,398
Purchase of property, plant and equipment	(17,250)	(8,529)	(37,460)	(24,826)

Free cash flow (a)	$59,685	$70,506	$137,591	$152,881

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS
LOCAL CURRENCY SALES GROWTH BY DESTINATION

	Europe	Americas	Asia/RoW	Total
Three Months Ended September 30, 2008	9%	4%	21%	10%
Nine Months Ended September 30, 2008	8%	3%	21%	9%
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Nine months ended
	September 30,					September 30,
					%					%
	2008		2007		Growth	2008		2007		Growth
EPS as reported, diluted	$1.52		$1.16		31%	$3.96		$3.01		32%

Discrete tax items	(0.10	) (a)	(0.03	) (b)		(0.17	) (a)	(0.03	) (b)
Purchased intangible amortization	0.02	(c)	0.02	(c)		0.06	(c)	0.05	(c)

Adjusted EPS, diluted	$1.44		$1.15		25%	$3.85		$3.03		27%

Notes:
(a)	Discrete tax items in the three months ended September 30, 2008 of $3.5 million relate primarily to a benefit from the closure of certain tax matters. The nine months ended September 30, 2008 includes an additional $2.5 million discrete tax item related to a favorable tax law change.

(b)	Discrete tax items in 2007 pertain to the EPS impact of tax benefits related to the favorable resolution of certain tax matters and other adjustments related to prior years of $3.4 million partially offset by a charge of $2.3 million primarily related to a tax law change.

(c)	Represents the EPS impact of purchased intangible amortization, net of tax, of $0.7 million for both the three months ended September 30, 2008 and 2007, respectively and $2.0 million and $1.9 million for the nine months ended September 30, 2008 and 2007, respectively.